Exhibit 99.2

Motion Acquisition Corp. Announces

Pricing of $115,000,000 Initial Public Offering

New York, NY, October 15, 2020 (GLOBE NEWSWIRE) -- Motion Acquisition Corp. (the “Company”) announced today that it priced its initial public offering of 11,500,000 units at $10.00 per unit. The units will be listed on The Nasdaq Capital Market (“Nasdaq”) and will begin trading today under the ticker symbol “MOTNU”. Each unit consists of one share of the Company’s Class A common stock and one-third of one redeemable warrant, each whole warrant entitling the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment. Only whole warrants are exercisable and will trade.  Once the securities comprising the units begin separate trading, shares of the Class A common stock and redeemable warrants are expected to be listed on Nasdaq under the symbols “MOTN” and “MOTNW,” respectively.

Motion Acquisition Corp. is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. While the Company may pursue an initial target business in any industry or sector, it initially intends to focus its search on target businesses in connected vehicle industries globally, which include companies providing transportation software and cloud solutions for fleet management, freight and logistics, and mobile asset management applications.

Barclays is acting as the sole book running manager for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 1,725,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Telephone: (888) 603-5847, Email: Barclaysprospectus@broadridge.com.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission (“SEC”) and became effective on October 14, 2020.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is expected to close on October 19, 2020, subject to customary closing conditions.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Michael Burdiek

Chief Executive Officer

Motion Acquisition Corp.

info@motionacquisition.com

212-818-8800